UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


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                                    FORM 11-K


      [X]         ANNUAL REPORT OF EMPLOYEE STOCK PURCHASE,
                      SAVINGS AND SIMILAR PLANS PURSUANT TO
                  SECTION 15(D) OF THE SECURITIES EXCHANGE
                              ACT OF 1934

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                 For the Fiscal year Ended December 31, 1997

                         Commission file number: 0-25442


                          WILMINGTON TRUST CORPORATION
             (Exact name of registrant as specified in its charter)


                                    Delaware
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            (State or jurisdiction of incorporation or organization)


                                   51-0328154
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                      (I.R.S. Employer Identification No.)


                  Rodney Square North, 1100 North Market Street
                            Wilmington, DE 19890-0001
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                    (Address of Principal Executive Offices)

                                 (302) 651-1000
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              (Registrant's telephone number, including area code)


                               Thrift Savings Plan
                              (Full title of plan)

1. The Thrift Savings Plan affords staff members the opportunity to acquire from time to time shares of Wilmington Trust Corporation's stock, as well as interests in funds which purchase a variety of investments from time to time and which may change from time to time. These include United States Treasury notes, debt instruments and stocks of new and established companies. A list of the names and addresses of those funds is set forth on Schedule A attached hereto and made a part hereof.

2. The financial statements required to be filed for the Thrift Savings Plan, which qualifies under the Employee Retirement Income Security Act of 1974, will be filed as an amendment to this Form 11-K by June 29, 1998, 180 days after the end of that plan's fiscal year.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the following individuals, who administer the Thrift Savings Plan, have signed this Form 11-K as of March 19, 1998.



                                 /s/ David R. Gibson                      (SEAL)
                                 -----------------------------------------
                                 David R. Gibson, Chairman



                                 /s/ Robert J. Christian                  (SEAL)
                                 -----------------------------------------
                                 Robert J. Christian



                                 /s/ Howard K. Cohen                      (SEAL)
                                 -----------------------------------------
                                 Howard K. Cohen



                                 /s/ Thomas P. Collins                    (SEAL)
                                 -----------------------------------------
                                 Thomas P. Collins


                                 /s/ Michael A. DiGregorio                (SEAL)
                                 -----------------------------------------
                                 Michael A. DiGregorio



                                 /s/ William J. Farrell, II               (SEAL)
                                 -----------------------------------------
                                 William J. Farrell, II



                                 /s/ Joseph M. Jacobs, Jr.                (SEAL)
                                 -----------------------------------------
                                 Joseph M. Jacobs, Jr.



                                 /s/ John H. Kipp                         (SEAL)
                                 -----------------------------------------
                                 John H. Kipp



                                 /s/ P. M. Snyder, Jr.                    (SEAL)
                                 -----------------------------------------
                                 P. M. Snyder, Jr.

1.    Bond Fund
      Wilmington Trust Company
      Rodney Square North
      1100 North Market Street
      Wilmington, DE  19890-0001

2.    Value Equity Fund
      Wilmington Trust Company
      Rodney Square North
      1100 North Market Street
      Wilmington, DE  19890-0001

3.    Growth Equity Fund
      Wilmington Trust Company
      Rodney Square North
      1100 North Market Street
      Wilmington, DE  19890-0001

4.    International Equity Fund
      Wilmington Trust Company
      Rodney Square North
      1100 North Market Street
      Wilmington, DE  19890-0001

5.    Small Cap Equity Fund
      Wilmington Trust Company
      Rodney Square North
      1100 North Market Street
      Wilmington, DE  19890-0001

6.    Bank Stock Fund
      Wilmington Trust Company
      Rodney Square North
      1100 North Market Street
      Wilmington, DE  19890-0001

7.    Money Market Fund
      Wilmington Trust Company
      Rodney Square North
      1100 North Market Street
      Wilmington, DE  19890-0001

8.    Short-Term U.S. Government Fund
      Wilmington Trust Company
      Rodney Square North
      1100 North Market Street
      Wilmington, DE  19890-0001



                                   SCHEDULE A
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